INVENTORY
AND
PRODUCT RETURN AGREEMENT

This Inventory and Product Return Agreement (this “Agreement”), dated December 24, 2008 (the “Effective Date”), is made between Avid Technology, Inc., a Delaware corporation  and Avid Technology International BV, a Luxemburg corporation (collectively, the “Consignor”) and Hauppauge Computer Works, Inc. and Hauppauge Digital Europe S.a.r.l. (collectively,  the “Consignee”).  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as defined below).

RECITALS

A.           Reference is made to that certain Asset Purchase Agreement, dated October 25, 2008, as amended by Amendment No. 1, dated December 23, 2008 (collectively, the “Asset Purchase Agreement”), which provides for the purchase and sale of certain assets and the assumption of certain liabilities.

B.           In connection with the transactions contemplated by the Asset Purchase Agreement, Consignee desires to receive the inventory of Consignor as set forth on Exhibit A hereto (collectively, the “Consigned Inventory”) on consignment, to be sold by Consignee, and Consignor desires to deliver such Consigned Inventory on consignment pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

AGREEMENT

1.           The Consigned Inventory.

(a)           Exhibit A to this Agreement sets forth (i) the description and  material item number (the “MIN”) of each item of Consigned Inventory, (ii) the Consignor Cost (as defined below) of each MIN of Consigned Inventory, (iii) the quantity of each MIN of Consigned Inventory, (iv) the owner of record of each MIN of Consigned Inventory and (v) the Distribution Center (as defined below) at which each such MIN of Consigned Inventory is located.

(b)           The information set forth on Exhibit A hereto is true, complete and accurate in all material respects.  No person or entity other than the entity listed on Exhibit  A is the owner of such item of Consigned Inventory or has any ownership interest in such item of Consigned Inventory.

2.           Location of Consigned Inventory; Verification of Consigned Inventory.  On the Closing Date, the Consigned Inventory will be located at Consignor’s third party distribution centers (the “Distribution Centers”) as set forth on Exhibit A hereto.  On the Closing Date, Consignor and Consignee shall direct the applicable Distribution Center to verify the quantity and condition of the Consigned Inventory and submit a schedule (the “Schedule”) to Consignor and Consignee setting forth (i) the type and number of each MIN of Consigned Inventory, (ii) any discrepancies, shortages, overages, and damage to such Consigned Inventory and (iii) such additional information as may be reasonably requested by Consignor or Consignee.  Consignor and Consignee shall mutually verify and confirm the accuracy and completeness of the Schedule.  Upon completion of the Schedule in accordance with the immediately preceding sentence, Exhibit A shall be amended and restated so as to be consistent with the Schedule.

3.           Maintenance of Consignee Consigned Inventory.  Consignee shall, and shall cause the applicable Distribution Center, to (i) clearly mark all Consigned Inventory as the property of Consignor, (ii) segregate all such Consigned Inventory from all other products and inventory (including any products and other inventory delivered by Consignor’s contract and third party manufacturers to Consignee pursuant to purchase orders outstanding as of the Closing Date), and (iii) provide appropriate designation of such Consigned Inventory as the property of Consignor.  Consignee shall, at Consignee’s expense, instruct the applicable Distribution Center to store and maintain all Consigned Inventory at the Distribution Center in a manner and in an environment reasonably necessary to ensure that the Consigned Inventory does not become damaged or degraded and consistent with such Distribution Center’s standard storage procedures.  Consignee shall, and shall cause the Distribution Centers to, comply with Consignor’s reasonable requests with respect to the manner in which the Consigned Inventory is stored and maintained. Notwithstanding anything in this section or in this Agreement to the contrary, Consignee’s and Consignor’s duties and obligations with respect to the administration, holding and maintenance of the Consigned Inventory under this Agreement shall be consistent with the manner in which the Consigned Inventory was administered, held and maintained by the applicable Distribution Center for the benefit of Consignor on the date of the execution and delivery of the Asset Purchase Agreement.

4.           Consignor Representative and Consignee Representative; Rights of Inspection.  Representatives of Consignor (each, a “Consignor Representative”) and representatives of Consignee (each, a “Consignee Representative”) shall be entitled to (i) verify the quantity of Consigned Inventory in inventory, (ii) examine the condition of the Consigned Inventory and the manner in which the Consigned Inventory is stored and maintained, (iii) inspect sales records, purchase orders, warranty claims and other documents related to the Consigned Inventory and (iv) make such other inspections and inquiries as the Consignor Representative or Consignee Representative (as applicable) shall deem reasonably necessary or reasonably advisable in connection with the transactions contemplated by this Agreement; provided, however that nothing herein shall require the Consignor or the Consignee (i) to provide any information or documents that are the subject of confidentiality agreements, or (ii) to provide any information, documents or access that would (A) violate the provisions of any applicable laws or regulations (including without limitation those relating to security clearance or export controls) or any confidentiality agreement to which it is a party or (B) cause the loss of the attorney-client privilege with respect thereto; provided, however in each case that the Consignor and the Consignee (as applicable) shall use commercially reasonable efforts to provide such information in a manner that does not violate the provisions of applicable law or the confidentiality provisions set forth in the applicable agreement or cause the loss of attorney-client privilege.  Each party shall provide all reasonably requested assistance to the other party in connection with such inspections and inquiries by the Consignor Representative or Consignee Representatives (as applicable).  In the event of any issues or deficiencies identified in connection with the manner in which the Consigned Inventory is stored and maintained or the condition of the Consigned Inventory, the parties shall promptly make, or cause the applicable Distribution Center to make, such reasonably requested changes to correct such issues and deficiencies and Consignor Representative and Consignee Representative (as applicable) shall be entitled to confirm compliance with such requested changes.  Consignee shall reimburse Consignor on the fifteenth (15th) day of each calendar month for (A) all reasonable costs and expenses of the Distribution Center to the extent not paid directly by Consignee to the Distribution Center, and (B) all reasonable wages, reasonable costs and other reasonable expenses of the Consignor Representative, in each case paid by Consignor during the immediately preceding calendar month with respect to the Consigned Inventory.  On the fifth (5th) day of each calendar month, Consignor shall deliver to Consignee a statement of the items set forth in the immediately preceding sentence for the immediately preceding calendar month.

5.           Sales of Consigned Inventory.

(a)           Within the time periods set forth in SOW-2 to the Transition Services Agreement (as defined below), Consignee shall, or shall cause the Distribution Center to, deliver to the applicable Consignor Representative a monthly report (“Monthly Report”) containing such information as required pursuant to the Transition Services Agreement, dated the Closing Date, between Consignor and Consignee (the “Transition Services Agreement”).

(b)           Consignee shall pay Consignor for the Consigned Inventory (on a per MIN basis) sold by the Consignee as follows:

(i)           If Consignee sells a MIN of Consigned Inventory for a price equal to or greater than Consignor’s Cost for such MIN of Consigned Inventory, then Consignee shall pay Consignor an amount equal to one hundred percent (100%) of the Consignor Cost for such MIN of Consigned Inventory; and

(ii)           If Consignee sells a MIN of Consigned Inventory for a price less than the Consignor Cost for such MIN of Consigned Inventory, then Consignee shall pay Consignor an amount equal to eighty percent (80%) of the sales price for such MIN of Consigned Inventory.

(c)           In no event shall Consignee sell any Consigned Inventory for an amount less than the applicable Consignor Cost for such Consigned Inventory without the prior written consent of the Consignor Representative which written consent may be granted or withheld in the Consignor Representative’s sole discretion.

For purposes of this Agreement, “Consignor Cost” is the Consignor’s true and correct cost of each MIN of Consigned Inventory as determined in accordance with Consignor’s existing first in/first out moving average basis continuously updated method (including inbound freight cost and applicable duties tariffs as a component of the consigned inventory cost).  The Consignor Cost for each MIN is set forth on Exhibit A hereto.

6.           Ownership; Risk of Loss; Payment.

(a) Consignor shall retain ownership and risk of loss in each MIN of Consigned Inventory sold pursuant to a Consignee Invoice (as hereinafter defined) until such MIN of Consigned Inventory is delivered to the carrier for shipment from the relevant Distribution Center (“Delivery to the Carrier”), and upon such Delivery to the Carrier, all right, title and interest in and to such MIN of Consigned Inventory, and the risk of loss with respect to such MIN of Consigned Inventory, shall pass to Consignee.

(b) Consignor shall retain ownership and risk of loss in each MIN of Consigned Inventory sold pursuant to a Consignor Invoice (as hereinafter defined) notwithstanding Delivery to the Carrier with respect to such MIN of Consigned Inventory, and right, title and interest in and to such MIN of Consigned Inventory, and the risk of loss with respect to such MIN of Consigned Inventory, shall not pass to Consignee.

(c) All right, title and interest in and to payments from customers in respect of Consigned Inventory sold pursuant to a Consignee Invoice shall be vested in Consignee.  All right, title and interest in and to payments from customers in respect of Consigned Inventory sold pursuant to a Consignor Invoice shall be vested in Consignor.

(d) The owner of record of each MIN of Consigned Inventory, as set forth on Exhibit A hereto, owns such MIN of Consigned Inventory free and clear of any Security Interest (as defined in the Asset Purchase Agreement) or other encumbrance of any kind, and Consignor covenants and aggress that neither Consignor nor any of its subsidiaries or Affiliates shall cause or permit any of the Consigned Inventory to be subject to, or encumbered by, and the Consigned Inventory shall remain free and clear of, any Security Interest or other encumbrance of any kind.  Except as explicitly set forth in the Transition Services Agreement with respect to sales of Consigned Inventory to be made pursuant to a Consignor Invoice, and subject to the terms of Section 9 hereof, Consignor hereby grants to Consignee the exclusive right to sell the Consigned Inventory.

(e) All invoicing, payment remittance, shipping and other procedures shall be conducted in accordance with the Transition Services Agreement.

7.           Sales of Inventory.  Consignee shall fill any and all orders for any MIN of Business Products from the Consigned Inventory, prior to filling any such order for any such MIN of Business Products with products or inventory outside of the Consigned Inventory. Notwithstanding the foregoing provisions of this section, Consignor acknowledges and agrees that nothing shall restrict or limit the right of Consignee and its or their respective subsidiaries and Affiliates (“Consignee Parties”) to sell any and all other products heretofore and/or hereafter manufactured, sold, marketed and/or distributed by any such Consignee Party, including, but not limited to, such other products as are and/or have been manufactured, sold, marketed and/or distributed by the Consignee Parties as of and/or prior to the Effective Date.

8.           Returned Products.  Any (A) Consigned Inventory and (B) any Business Products sold by Consignor prior to the date hereof , that are returned by the customer to Consignor or Consignee (collectively, the “Returned Products”) shall be subject to the following:

(a)           Returned Products.

(i)           If any Returned Product was originally sold pursuant to a sales invoice issued by Consignor (a “Consignor Invoice”), then Consignor shall (i) issue a “return material authorization” setting forth the original order number and invoice price (an “RMA”) to the applicable customer, (ii) accept for return such Returned Product and (iii) issue a credit or refund (as required by the applicable customer) to such customer in an amount equal to the amount originally set forth on the Consignor Invoice.

(ii)           If any Returned Product was originally sold pursuant to a sales invoice issued by Consignee (a “Consignee Invoice”), then Consignee shall (A) issue an RMA to the applicable customer, (B) accept for return such Returned Product and (C) issue a credit to such customer in an amount equal to the amount originally set forth on the Consignee Invoice.

(iii)           Any Returned Product that was sold pursuant to a Consignor Invoice other than Warranty Returned Products (as defined below) that (i) was not previously sold to an end-customer, (ii) is a current product of the Business at the time such product is returned by the customer, (iii) is intact, undamaged and unopened at the time of return and available for sale as a new product at the time of return and (iv) was returned by a customer which at the time of such return has not provided notice of the termination of the customer relationship with Consignor or Consignee, shall be included in the Consigned Inventory and shall constitute Consigned Inventory for all purposes of this Agreement.

(iv)           Any Returned Product that was sold pursuant to a Consignee Invoice (“Consignee Invoiced Returned Product”) shall not be subject to the terms of the first sentence of Section 7 of this Agreement, and Consignee may fill any and all orders with such Consignee Invoiced Returned Product prior to filling any such orders with Consigned Inventory.

(v)           Any Returned Product not included in the Returned Products described in Section 8(a)(iii) (“Not Included Returned Products”) shall not be included in the Consigned Inventory, and the disposition and re-processing of such Not Included Returned Products shall be completed in accordance with procedures mutually acceptable to Consignor and Consignee and otherwise in accordance with the terms of the Transition Services Agreement.  Not Included Returned Products shall include, but not be limited to, Warranty Returned Products, any Returned Product sold pursuant to a Consignor Invoice that is not included in Section 8(a)(iii), and any Returned Product sold pursuant to a Consignee Invoice.

For purposes of this Agreement, “Warranty Returned Product” means any Returned Product that is returned by any customer for return, repair or replacement in accordance with the warranty terms for such product.

(b)           Warranty Obligations.  Consignor shall assume all after-sales service and warranty obligations with respect to Consigned Inventory (the “Assumed Warranty Obligations”).  Consignor shall pay to Consignee an amount equal to the Consignee’s standard charges for parts and labor (which are consistent with the charges imposed on the Consignee’s other customers) in satisfying the Assumed Warranty Obligations.  Consignee shall invoice Consignor monthly for all charges for parts and labor, and Consignor’s shall pay such invoice within thirty (30) days after receipt.

9.           Term and Termination.  This Agreement shall commence on the Effective Date and continue for a term of eighteen (18) months (the “Term”).  Upon the occurrence of a breach by Consignee of any material obligation of Consignee hereunder and the failure of Consignee to cure such breach within thirty (30) days after receiving written notice thereof from the Consignor Representative, this Agreement may be terminated by Consignor by giving written notice of termination to Consignee, such termination shall be immediately effective upon the giving of such notice.  In the event of (i) a filing of a petition in bankruptcy, insolvency or reorganization against or by Consignee, (ii) Consignee becoming subject to a composition for creditors, whether by law or agreement, or (iii) Consignee going into receivership or otherwise becoming insolvent, this Agreement may be terminated by Consignor by giving written notice of termination to Consignee, such termination shall be immediately effective upon the giving of such notice.  Upon any termination of this Agreement in accordance with this Section 9, Consignor shall have the right in its sole discretion to cause the applicable Distribution Center to immediately return all Consigned Inventory to Consignor.  Upon expiration of the Term (absent a termination of this agreement pursuant to this Section 9), Consignor and Consignee shall mutually agree in good faith as to the treatment and disposition of any then unsold Consigned Inventory.

10.           Miscellaneous.

(a)           Consignee may not delegate any duties hereunder other than to a Distribution Center in accordance with this Agreement.  Consignee’s rights and obligations under this Agreement may be transferred and/or assigned, without the prior written consent of Consignor, to any Person that acquires all or substantially all of the assets of Consignee or to any subsidiary or Affiliate of Consignee, provided that any such assignee agrees in writing (in a form acceptable to Consignor in its sole discretion) to be bound by the provisions hereof as they apply to Consignee and that the Buyer Parent Guaranty remains in full force and effect with respect to the obligations of any such assignee under this Agreement.  Except as specifically set forth in this Section 10(a), Consignee may not delegate any duties under this Agreement, or transfer or assign this Agreement, without Consignor’s prior written consent, which will not be unreasonably withheld, and any such attempted delegation, transfer or assignment shall be void.  Subject to the foregoing provisions of this paragraph, this Agreement shall be binding upon the parties and their respective successors and assigns.

(b)           This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without regard to (i)  any conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York; (ii) the United Nations Convention on Contracts for the International Sale of Goods; (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); or (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

(c)           Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(d)           EXCEPT AS EXPRESSLY PROVIDED UNDER THE ASSET PURCHASE AGREEMENT, THE INTELLECTUAL PROPERTY LICENSE AGREEMENT OR HEREUNDER OR AS PROVIDED IN CONSIGNOR’S STANDARD WARRANTY TERMS APPLICABLE TO THE CONSIGNED INVENTORY, CONSIGNOR DISCLAIMS ALL WARRANTIES, REPRESENTATIONS, AND GUARANTEES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY, OR ARISING BY CUSTOM OR TRADE USAGE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF NON-INFRINGEMENT.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL CONSIGNOR OR CONSIGNEE BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR LOSS OF USE DAMAGES, ARISING HEREUNDER OR OTHERWISE.

(e)           Consignee shall, from time to time at the reasonable request of Consignor, file or cause to be filed, such notices or take other actions such that there is evidence as a matter of public record that Consignor has all right, title and interest in the Consigned Inventory.

(f)           All notices, requests, demands, claims and other communications hereunder shall be in writing and sent by (i) electronic transmission (which notice shall be deemed delivered on the date of transmission), (ii) facsimile (which notice shall be deemed on delivered the date of transmission), (iii) registered or certified mail, return receipt requested (which notice shall be deemed delivered four (4) days after deposit), or (iv) via a reputable nationwide overnight courier service (which notice shall be deemed delivered on the day following the date of transmission), in each case to the intended recipient as set forth below:
If to any Consignee: c/o Hauppauge Digital, Inc. 91 Cabot Court Hauppauge, New York 11788 Facsimile: (631) 434-3198 Attention:Chief Executive Officer	Copy to: Certilman Balin Adler & Hyman, LLP 90 Merrick Avenue East Meadow, New York 11554 Facsimile: (516) 296-7111 Attention: Steven J. Kuperschmid, Esq.
If to any Consignor: Avid Technology, Inc. Avid Technology Park One Park West Tewksbury, MA 01876 Facsimile: (978) 640-3366 Attention: Legal Department	Copies to: Wilmer Cutler Pickering Hale and Dorr LLP 1117 S. California Avenue Palo Alto, CA 94304 Facsimile: (650) 858-6100 Attention: Rod J. Howard and Joseph K. Wyatt
Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(g)                  Neither party nor any of its officers, employees, agents or representatives is an employee or agent of the other party for any purpose whatsoever.  Rather, each party is, and at all times remains, an independent contractor of the other party.

(h)                  This Agreement shall constitute a purchase money security agreement for the purpose of protecting the rights of Consignor as owner and consignor under Article 9 of the Uniform Commercial Code as enacted in any relevant jurisdiction.  For the avoidance of doubt, the status of this Agreement as a security agreement shall in no way reduce, impair, or otherwise adversely affect the rights of Consignor as owner and consignor hereunder or any other rights of Consignor in the Consigned Inventory or against the Consignee.

(i)           Nothing herein shall be construed to constitute any “sale or return” transaction as described in Article 2, Section 326 of the Uniform Commercial Code as enacted in any relevant jurisdiction, and the parties specifically intend to avoid any such characterization.  The parties intend and agree that the consignment transactions described herein are “consignments” as defined in Article 9, Section 102(a)(20) of the Uniform Commercial Code as enacted in any relevant jurisdiction.

(j)           The parties may mutually amend or waive any provision of this Agreement at any time.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the party to be charged therewith.

(k)                      The terms and provisions of this Agreement are intended solely for the benefit of the Consignor and the Consignee, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights, and this Agreement does not confer third-party beneficiary rights, on any other person or entity.

IN WITNESS WHEREOF, the parties hereby have duly executed this Inventory and Product Return Agreement as of the Effective Date.

AVID TECHNOLOGY, INC.
CONSIGNOR

By:  /s/ Ken Sexton
Title: Chief Financial Officer

AVID TECHNOLOGY INTERNATIONAL BV
CONSIGNOR

By:  /s/ Ken Sexton
Title: Director

SIGNATURE PAGE TO INVENTORY AND PRODUCT RETURN AGREEMENT

HAUPPAUGE COMPUTER WORKS, INC.
CONSIGNEE

By:  Ken Plotkin
Title: Chief Executive Officer

HAUPPAUGE DIGITAL EUROPE, S.a.r.l.
CONSIGNEE

By:  Ken Plotkin
Title: Chief Executive Officer

SIGNATURE PAGE TO INVENTORY AND PRODUCT RETURN AGREEMENT

EXHIBIT A

CONSIGNEE CONSIGNED INVENTORY